EXHIBIT 15

ACKNOWLEDGEMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors and Audit Committee
PrivateBancorp, Inc.

We are aware of the incorporation by reference in the Registration Statement (Form S-8 No. 333-00000) of PrivateBancorp, Inc. pertaining to the PrivateBancorp Inc. Strategic Long-Term Incentive Compensation Plan of our reports dated May 7, 2007, August 8, 2007 and November 1, 2007, relating to the unaudited consolidated interim financial statements of PrivateBancorp, Inc. that are included in its Forms 10-Q for the quarters ended March 31, 2007, June 30, 2007 and September 30, 2007.

/s/ Ernst & Young LLP

Chicago, Illinois
November 14, 2007